Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Independence Holdings Corp. on Form S-1 Amendment No. 1 of our report dated February 26, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Independence Holdings Corp. as of December 31, 2020 and for the period from December 7, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

New York, NY

/s/ Marcum LLP

Marcum LLP

New York, NY

February 26, 2021